Exhibit 99.1

New Mountain Finance Corporation Announces Appointment of Directors

NEW YORK--(BUSINESS WIRE)--November 19, 2019--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", “NMFC,” "we", "us" or "our") announced today that its board of directors has appointed Alice W. Handy and John R. Kline as directors.

“On behalf of the Board, we welcome both Alice and John to the board. Alice brings 48 years of investment experience, as leader of the University of Virginia endowment, state treasurer of Virginia and founder of Investure. John came to New Mountain in 2008 at the inception of the credit effort and has been fundamental to its growth and success. We are proud to have both on the board now”, said Steve Klinsky, Chairman of the board of NMFC and Founder and CEO of New Mountain Capital.

“On behalf of the entire NMFC team, I would like to congratulate both Alice and John on their appointments,” said Adam Weinstein, Executive Vice President and board member of NMFC. “We believe both individuals add to the depth and talent of the board of directors.”

ABOUT NEW MOUNTAIN FINANCE CORPORATION
New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL
New Mountain Capital is a New York based investment firm focused on long-term business-building and growth investments. The firm currently manages private equity, public equity, and credit funds with over $20 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS
Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505